Execution Version

HOTEL MANAGEMENT AGREEMENT

HOTEL MANAGEMENT AGREEMENT

This HOTEL MANAGEMENT AGREEMENT (the “Agreement”) made this 19th day of January, 2011 between LVP Metairie Holding Corp., with offices located at 1985 Cedar Bridge Avenue, Suite 1, Lakewood, New Jersey 08701 (“Owner”), and TRANS INNS MANAGEMENT, INC. a Michigan corporation with offices located at 31525 W. Twelve Mile Road, Suite LL-1, Farmington Hills, Michigan 48334 (“Operator”).

WITNESSETH

WHEREAS, Owner is the owner of the 125 room Hotel known as the Towneplace Suites – Metairie (the “Hotel”) located at 5424 Citrus Boulevard, Harahan, LA 70123-6102 (“Premises”); and

WHEREAS, Operator is experienced in the planning, decorating, furnishing, equipping and promoting, as well as the ownership, management and operation of hotels; and

WHEREAS, Owner desires, that the Hotel be operated in accordance with the standards of Marriott International (Franchisor) and to turn over to Operator control and responsibility in the operation, direction, management, and supervision of the Hotel, subject to the terms and conditions set forth herein.

NOW, THEREFORE, Owner and Operator covenant and agree as follows:

ARTICLE I

Operating Term

The Initial   Operating  Term   of this  Agreement  shall   commence  at   12:01   a.m.   on January 19, 2011 and terminate at 11:59 p.m. on the first (1st) anniversary. The Initial Term shall automatically renew for additional nine (9) periods of one (1) year each (each, a “Renewal Term”), unless either party notifies the other party otherwise in writing, no less than 90 days, or as otherwise mutually agreed by the parties, prior to the end of the Initial Operating Term or any Renewal Term. The Initial Operating Term and all Renewal Terms are collectively referred to as the “Operating Term.”

This Agreement may be cancelled by Owner for any reason with 90 days notice. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated at any time prior to the expiration of the Initial Operating Term for any reason other than upon an Event of Default by the Operator, Owner shall pay to Operator an early termination fee equal to the amount that would have been paid to Operator under this Agreement for the remainder of the Initial Operating Term based on budgeted gross receipts.

ARTICLE II

Operation of the Hotel

Owner hereby engages Operator as the exclusive Operator of the Hotel during the Operating Term and Operator shall provide or cause to be provided all services and perform or cause to be performed all functions that are customary and usual to such an operation, including those functions and services provided to other comparable hotels under the management and direction of Operator or to hotels of a similar nature to the Hotel, or as may be required by any franchise agreement between Owner and Franchisor provided to Operator and attached to this Agreement as an exhibit (any such agreement, the “Franchise Agreement”).

Operator will perform the day-to-day operations of the Hotel. Franchisor has the right to communicate directly with Operator and the managers at the Hotel regarding day-to-day operations of the Hotel, provided that such communications are promptly communicated to Owner, and such communications will be deemed made to Owner because Operator and the managers at the Hotel are acting on behalf of Owner and Operator as their authorized representatives. Franchisor has the right to rely on instructions of Operator and the managers at the Hotel as to matters relating to the operation and promotion of the Hotel, and the agreements of such managers are binding on Operator and Owner.

Subject to available working capital and funding as provided by Owner, Operator shall manage the Hotel subject to the standards for the quality of management, maintenance and operation of the Hotel established by Operator or Owner, which shall, at a minimum, meet the expectations of the Franchisor as set forth in the Franchise Agreement. Operator shall at all times during the performance of its duties hereunder act on Owner’s behalf and in Owner’s best interest with respect to the proper protection of Owner’s assets, including, without limitation, the Hotel and Premises, pursuant to the terms and conditions of this Agreement. In this capacity, except as disclosed to and approved by Owner in writing. Operator shall deal at arm’s length with all third parties and Operator shall serve Owner’s interest at all times. Other than as expressly provided herein, Operator shall not contract with any entity with which Operator or any subsidiary or affiliate of Operator, or any entity controlled by or which controls Operator, or any entity controlled by principals of Operator or any such affiliates (or any relatives thereof) shall have a financial interest, without Owner’s prior written approval which is not to be unreasonably withheld.

Operator shall prepare draft of annual budgets not less than sixty (60) days prior to the commencement of each Fiscal Year to be submitted in writing to Owner for Owner’s written approval. At the expense of Owner and in accordance with the approved budget for each Fiscal Year and subject to the availability of adequate funds from Owner, Operator agrees to keep the Hotel, including all equipment and systems in good order and repair, in a first-class manner as applicable to hotels of a similar nature to the Hotel, in clean and sightly condition, and in compliance with all requirements of the Franchisor, and also in accordance with all applicable rules, regulations, ordinances and requirements of any governing municipal, county, state and federal authority with jurisdiction over the Hotel, and finally to cause the Hotel to comply with all terms and conditions of the documents executed by Owner and Operator in connection with any mortgage of the Hotel (the “Requirements”), all to the extent that compliance with such Requirements are within Operator’s control and pursuant to this Agreement. Operator shall supervise and purchase or arrange for the purchase, at Owner’s expense (subject to the approved budget), of all inventories, provisions, supplies, operating equipment and technology or shared services which, in the normal course of business, are necessary and proper to maintain and operate the Hotel, and to communicate and report operating activity. Operator shall pass through to Owner all discounts (or Owner’s pro rata share, if applicable) received by Operator in connection with such purchases. Operator agrees to review, evaluate, negotiate and enter into service contracts and any other contracts on behalf of Owner which are required in the ordinary course of business of operating the Hotel.

Operator shall engage such person(s) as may be reasonably necessary to perform duties of a specialized nature if Operator’s employees cannot perform the same service, including without limitation attorneys over which Operator exercises direct control. Except in the event of an emergency, Operator shall not institute any legal actions or proceedings without prior written consent of Owner, and Owner shall have the right to select the counsel to be engaged to bring such actions.

Owner, subject to the terms and conditions of this Agreement, hereby warrants to Operator uninterrupted control and operation of the Hotel and that it will not interfere or involve itself with the day-to-day operations of the Hotel. Owner may, however, directly address itself in writing to Operator at any time on any matters connected with the Hotel or its operations. Operator shall keep Owner advised, as practicable and reasonable, of matters affecting the Hotel which are of a significant nature, and shall obtain Owner’s prior written approval, except as otherwise provided herein and to the extent practicable, of any actions, events or policies which may have a material impact on cash flow or as otherwise required under this Agreement. Operator and Owner shall meet or confer regarding the management and operation of the Hotel quarterly or at other times upon Owner’s reasonable request.

Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator. All debts and liabilities to third persons incurred in the course of Operator’s operation and management of the Hotel in accordance with the terms of this Agreement shall be the debts and liabilities of the Owner of the Hotel only, and Operator shall not be liable for any such obligations by reason of its management, supervision, direction and operations of the Hotel for Owner except for those resulting from the gross negligence or willful misconduct of Operator. Operator may so inform third parties with whom it deals in the course of Operator’s operation and management of the Hotel in accordance with this Agreement and may take any other reasonable steps to carry out the intent of this paragraph.

Notwithstanding anything to the contrary contained herein, Owner shall have the right, at its sole discretion, at any time during the Term of this Agreement to request in writing that Operator modify its standards of management or operation of the Hotel not reflected in the approved budget, provided that the Owner shall bear the cost of any modifications to the standards and operations and to the approved budget. However, such modifications shall not violate standards used in the hotel industry, or by the Franchisor and the Franchise Agreement. Without limiting the generality of the foregoing, Owner shall have the right to revoke, overrule, suspend or terminate any action taken by the Operator in connection with the management or operation of the Hotel, provided that such action shall not violate standards used in the hotel industry, or by the Franchisor and the Franchise Agreement. Any and all requests by the Owner in connection with the management or operation of the Hotel shall be communicated to the Operator. Except in the event of an emergency, Owner shall not interface or communicate directly with the Hotel’s personnel, or the employees of the Employer Affiliate with respect to any matters or issues arising out of this Agreement, or otherwise relating to management or operation of the Hotel.

ARTICLE III

Operator and Hotel Employees

Operator shall cause Trans Inns Associates, Inc. (the “Employer Affiliate”) to hire, employ, train, pay, supervise, discipline and terminate all employees necessary for management and operation of the Hotel. Except for those employees of Operator, all Hotel personnel shall at all times be the employees of the Employer Affiliate, and in no event shall they be deemed to be employees of Owner or Operator. All hiring, compensation, and other employee related matters shall be governed by that certain agreement by and between Owner and the Employer Affiliate, of even date herewith.

Subject to the terms and conditions of this Agreement, including without limitation the terms and conditions of Article II hereof, Owner will have no power or authority to direct, supervise or control Operator or its employees with respect to the means, manner or method of the management or operation of the Hotel in accordance with the terms of this Agreement. Operator, in the exercise of its independent judgment, will select the means, manner, and method of performance of its obligations under this Agreement. Operator is responsible to Owner only for the results to be obtained under this Agreement.

Operator has the exclusive right to determine compensation and fringe benefits paid to its employees within the approved budget. Operator understands and agrees that Owner will not provide and is not obligated to provide to Operator or any of its employees any social security, unemployment compensation, disability insurance, workers’ compensation or similar coverage, nor any other statutory benefit. Operator acknowledges and agrees that it is Operator’s exclusive and sole responsibility to offer to its employees any benefit plan, program, or arrangement, including but not limited to any pension or retirement plan, profit sharing plan, welfare benefit plan, tax-sheltered annuity plan, discount stock purchase plan, medical, dental, or vision plan, personnel policy, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, employment agreement, or other employee benefit plan, agreement, arrangement, program, practice, or understanding. Operator, in its discretion, may provide such benefit plans, programs, or arrangements or decide not to offer same. In either event, Operator acknowledges and agrees that Owner does not maintain any benefit plans, programs, or arrangements and is not responsible for offering any such benefit plans, programs, or arrangements. Similarly, Operator acknowledges and agrees that Owner will not offer and is not obligated to offer to Operator or any of its employees any health or major medical insurance or broad form liability insurance. Operator, in its discretion, may offer such insurance or be without such insurance. In either event, Operator acknowledges and agrees that Owner does not maintain any benefit plans, programs, or arrangements and is not responsible for offering any such benefit plans, programs, or arrangements. Notwithstanding any of the foregoing, Operator must comply with its obligations under Article XII. Operator shall at all times comply with all applicable federal, state and local employment laws, rules and regulations.

Operator further acknowledges and agrees that it is the exclusive and sole responsibility of Operator to pay the employees of Operator and that Owner shall not have any obligation to pay the employees of Operator or be otherwise liable to the employees for any matters set forth in the preceding paragraph.

Operator shall indemnify Owner for any losses, damages, costs and expenses suffered or incurred by Owner (including reasonable attorneys’ fees) in connection with any action or claim alleged or asserted by any employee of Operator against Owner in connection with any matters set forth in the preceding two paragraphs. Owner agrees, during the term of this Agreement, and for a one (1) year period following the termination or expiration of this Agreement, not to employ or seek to employ the general manager or sales manager of the Hotel, or any other person employed by Operator at any location other than the Hotel at the time of such termination without first obtaining the prior written consent of the Operator.

ARTICLE IV

Operating Receipts and Expenses

Operator shall collect, for Owner’s account, all amounts that constitute Gross Sales Revenue of the Hotel operations. To the extent that the Gross Sales Revenue of the Hotel is sufficient therefore, Operator shall apply the same to the expense of operating the Hotel as identified in the annual budget; however, in the event the Gross Sales Revenues are insufficient, Owner shall upon request of Operator and in accordance with Article VI supply additional funds as are necessary for the operation of the Hotel and for payment of any amounts due Operator under this Agreement. Operator shall notify Owner as soon as reasonably possible, but not less than 15 days prior to a request by Operator for additional funds pursuant to the preceding sentence that the Gross Sales Revenues are not sufficient to satisfy Operating Expenses. Operator shall, out of the Gross Sales Revenues of the Hotel or working capital supplied by Owner, pay all of the expenses of owning, operating, and maintaining the Hotel including payments of principal and interest on the mortgage of the Hotel, and any income taxes payable by Owner in respect of the Hotel, or any real estate or personal property taxes assessed upon the Hotel or any personal property therein as provided in Article XIII hereof, and the cost of insurance to be provided by Owner pursuant to Article XII hereof (the “Operating Expenses”).

ARTICLE V

Advertising

Operator shall arrange and contract in Owner’s name for all advertising and promotion which Operator may deem necessary for the operation of the Hotel and subject to the approved budget.

ARTICLE VI

Working Capital and Bank Accounts

On or before the date of commencement of the Initial Operating Term of this Agreement, Owner will provide initial working capital in a sufficient amount to operate the Hotel, and thereafter from time to time throughout the Operating Term, if and as reasonably requested by Operator. Owner shall make available to Operator funds sufficient in amount to constitute normal working capital for the uninterrupted and efficient operation of the Hotel.

All funds received for the operation of the Hotel, including working capital furnished by Owner, shall be deposited in such Owner’s account as may be selected by Operator and Owner but may not be commingled with other funds of Operator. Operator shall pay to Owner on the last day of each quarter, all receipts of the Hotel then held by Operator in Owner’s account, which in the reasonable judgment of Operator are in excess of amounts necessary for the operation of the Hotel pursuant to the approved budged and amounts due Operator. Upon the expiration or termination of this Agreement and the payment to Operator of all amounts due Operator hereunder upon such expiration or termination, Owner shall have the sole right to all remaining amounts. Upon the expiration or termination of this Agreement, Owner shall provide and pay, in immediately available funds, any and all amounts due Operator under this Agreement, which liabilities of the Owner shall survive the termination of this Agreement.

ARTICLE VII

Books, Records and Statements

Operator shall, for the account of Owner, keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with generally accepted accounting practices in the hotel-restaurant industry. To the extent Owner requires Operator to keep the books of account and other records of the Hotel operations in compliance with any other standard, such as in accordance with any loan documents evidencing a loan to Owner secured by the Hotel (the “Loan Documents”), Owner shall reimburse Operator for any additional reasonable expenses actually incurred by Operator in compliance thereof. Tax accounting and year end review and audit services will be the responsibility of the Owner. The books of account and all other records relating to or reflecting the operations will be available to Owner and its representatives at all reasonable times for examination, audit, inspection, and transcription. Operator shall provide to the Hotel and the Owner, solely with respect to the Hotel, centralized accounting and billing services as are furnished by Operator to other hotels owned and/or operated by the Operator to be consistent with the requirements of the Franchise Agreement. All of such books and records pertaining to the Hotel including, without limitation, books of accounts, guest records, and front office records at all times shall be the property of Owner, and Owner shall have the right to inspect, audit, examine and transcribe any of the same, upon providing a reasonable notice to the Operator. Upon any termination of this Agreement, all of such books and records shall thereafter be delivered to Owner and made available to Operator at all reasonable times for inspection, audit, examination, and transcription for a period of one (1) year.

Operator shall deliver to Owner at or prior to the end of each month or other accounting period used by Operator in accounting for the operations of the Hotel (but not less than quarterly): (a) a profit and loss statement showing the operation of the Hotel for the immediately preceding month or other such accounting period and for the Fiscal Year to date; (b) a cash flow statement; (c) a balance sheet; (d) departmental schedules comparing actual to budgeted operating results; and (e) such other information as may be reasonably requested by Owner or required by Franchise Agreement. Such statements (a) shall be in the customary form and in the same detail as generally prepared by Operator for other hotels owned and/or operated by it or other operators of similar hotels in the industry, and (b) shall be taken from the books and records maintained by Operator in the manner hereinabove specified.

Within sixty (60) days after the end of each Fiscal Year, Operator shall deliver to Owner the reports described in (a) through (d) above showing the results for the Fiscal Year including any necessary year-end adjustments. After the close of a Fiscal Year, Owner may cause an accounting or audit of the books, records, and operations of the Hotel to be performed by any independent certified accounting firm selected by Owner, in accordance with generally accepted accounting practices in the hotel-restaurant industry, as modified by those accounting principles utilized by Operator in its financial reporting and planning for the Hotel operations, and approved by Owner. If the independent certified accounting firm selected by Owner is not one of the “Big Four” (or comparable) accounting firms, Operator shall have the right to approve the auditor if the auditor does not have substantial background in auditing of hotels. Operator shall have the right to review the auditor’s figures prior to such figures becoming final, and further to raise and present to the auditor and Owner any disagreements, explanations or discrepancies that Operator may have with respect to the auditor’s figures. In case the audit reveals errors of the Operator, which result in a difference in the reported revenue and the actual revenue greater than five percent (5%), Operator shall reimburse Owner for the cost of such audit, provided that Operator shall not be liable for any discrepancies caused by data or information obtained from the Franchisor or through the Franchisor’s reporting system.

Owner shall raise any objections to said statement to Operator in writing within one hundred twenty (120) days after the end of Owner’s fiscal year. Any disputes as to the contents of any accounting matter hereunder shall be determined by an Independent Certified Public Accountant selected by mutual consent by the Owner and the Operator, whose decisions shall be final and conclusive on Operator and Owner.

ARTICLE VIII

Fees and Payment to Operator

During each Fiscal Year of the Operating Term as well as during all periods of partial operation of the Hotel while under the management of the Operator (and proportionately for a fraction of a Fiscal Year) Owner shall pay to Operator for services rendered under this Agreement a Basic Fee of three percent (3%) of Gross Sales Revenues.

On or before the 15th day of each month during the Operating Term, Operator shall be paid its Basic Fee for the preceding month, all as determined from the books of account referred to in Article VII, by deducting such amount from the Operating Fund. To the extent that the Gross Sales Revenue shall be insufficient for such payments, Owner shall pay to Operator forthwith on demand the said Basic Fee.

In addition, an annual Incentive Fee, not to exceed one percent (1%) of Gross Sales Revenue, shall be paid by Owner to Operator in an amount equal to twenty percent (20%) of annual Net Cash Flow, if any, generated by the Hotel. “Net Cash Flow” for purposes of this Article VIII is equal to Net Operating Income reduced by: (a) the lesser of actual annual debt service including principal and interest or $527,725; (b) 4% of annual Gross Sales Revenue; and (c) an amount equal to a 12% annual return on Owner’s capital investment in the property, calculated by including funding for capital improvements only to the extent cumulative capital improvements exceed 4% of cumulative Gross Sales Revenue. This additional incentive fee will be paid in arrears on or before ninety (90) days after the end of each Fiscal Year; all as determined from the books of account referred to in Article VII.

Operator shall charge a fee for accounting and billing of $10.00 per guestroom per month, with annual increases based on the Consumer Price Index (CPI).

Operator and Owner hereby acknowledge and agree that in the event Operator shall be required to perform extraordinary services beyond the scope required pursuant to the terms of this Agreement, then Operator and Owner shall negotiate in good faith the terms of additional management fees to be paid to Operator prior to commencing such services.

In the event there is an operating loss in any Fiscal Year, it will be borne exclusively by Owner.

All payments required to be made by Owner to Operator under this Article VIII or any other provision of this Agreement shall, at Operator’s sole option, be payable at 31525 W. Twelve Mile Road, Suite LL-1, Farmington Hills, Michigan 48334, or such other places as Operator may from time to time designate, in currency of the United States of America.

ARTICLE IX

Gross Sales Revenue and Net Operating Income

The term “Gross Sales Revenue” as used in this Agreement shall mean all income and proceeds of sales of every kind (whether in cash or on credit) resulting from the operation of the Hotel and all of the facilities therein (exclusive of sales taxes and room taxes), including without limitation, all income received from tenants, transient guests, convenience shop, lessees, and concessionaires and other persons occupying space at the Hotel and/or rendering services to the Hotel guest (but exclusive of all consideration received at the Hotel for Hotel accommodations, goods and services to be provided elsewhere, although arranged by, or on behalf of Operator), all subsidy payments, governmental allowances and awards, any other form of incentive payments or awards from any source whatsoever which are attributable to the operation of the Hotel, and proceeds of use and occupancy insurance actually received by Operator or Owner with respect to the operation of the Hotel (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof).

The words “Net Operating Income” as used in this Agreement shall mean the excess of Gross Sales Revenue over all costs and expenses of maintaining, conducting, and supervising the operation of the Hotel (other than depreciation, amortization and all debt service payments), including (1) state or local taxes, franchise fees and related costs, franchise taxes, and real estate taxes and property insurance premiums; (2) the Incentive Fee payable to Operator; and (3) the costs of any other things specified herein to be done or provided at Owner’s sole expense, incurred by Operator directly or at its request pursuant to this Agreement or as otherwise specifically provided herein, which costs and expenses are properly attributable to operating a hotel property.

ARTICLE X

Repairs, Maintenance, and Capital Improvement

Subject to Owner providing the necessary working capital as required under Article VI hereof, Operator shall from time to time make such expenditures for repairs and maintenance as it deems necessary to keep the Hotel in good operating condition and up to Franchise standards (excluding structural repairs and changes and extraordinary repairs to or replacement of equipment included in the definition of Building and Equipment). Expenditure of any capital items not previously included in an approved budget which is in excess of $5,000 shall require written approval of Owner. Notwithstanding the above, Operator is authorized to make capital expenditures in any amount, without obtaining an approval from Owner, in cases of emergency or as necessary to protect public safety, as determined by Operator in its reasonable discretion. If expenditures are required by reason of any law, ordinance, regulation or order of a competent government authority, only upon Owner’s approval shall Operator be authorized to incur such expenditures or to contest the law, ordinance, regulation or order requiring such expenditure, which approval shall not be unreasonably withheld.

Owner may from time to time at its sole expense make such alterations, or improvements in or to the Hotel as Operator may recommend or as Owner may desire, provided that in the event Owner desires to make any alterations or improvements which would close more than twenty-five percent (25%) of the guestrooms of the Hotel for a period of more than forty-five (45) cumulative days during any calendar year, such alterations or improvements shall be subject to Operator’s approval, which shall not be unreasonably withheld. Any alterations or improvements made pursuant to this paragraph shall be made so as to minimize unreasonable interruption to the operation of the Hotel.

If structural repairs or changes to the Hotel or extraordinary repairs to or replacement of any equipment included in the definition of Building and Appurtenances shall be required at any time during the term of this Agreement to maintain the Hotel in good operating condition, or by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or office, or otherwise, or because Operator and Owner jointly agree upon the desirability thereof, then in such event all such repairs, changes, or replacements shall be made with as little interruption to the operation of the Hotel as possible.

Notwithstanding the foregoing, Owner shall have the right to contest the need for any such repairs, changes, or replacements required by any law, ordinance, regulation or order of governmental authority and may postpone compliance therewith, if so permitted by law, but in each such event Owner shall protect Operator from any loss, cost, damage, or expense which may result therefrom, such protection to be in a form reasonably satisfactory to Operator.

ARTICLE XI

Proprietary and Confidential Information

At all times during the Operating Term and after termination, Owner shall maintain full and complete ownership of any and all Hotel records. Operator acknowledges and agrees that the Hotel records are the exclusive property of the Owner, are part of the business of operating the Hotel, and have been developed solely in connection with the Hotel, at the sole cost and expense of Owner. Owner shall at all times have full control over and complete access to all Hotel records. No Hotel records shall be destroyed or removed from the Hotel site. Operator shall follow Operator’s procedures relating to confidentiality of records and shall take all actions necessary to safeguard and maintain all Hotel records in confidence, including adherence with any ordinance, law or governmental regulation, and Franchisor’ standards and requirements.

ARTICLE XII

Insurance

Throughout the Operating Term of this Agreement, Owner shall provide and maintain all-risk property damage and business interruption insurance, in an aggregate amount which shall not be less than one hundred percent (100%) of the full insurable value thereof and in no event less than the minimum amount necessary to avoid the effect of co-insurance.

Owner shall also throughout the Operating Term provide and maintain general liability insurance having a minimum per occurrence limit of Eleven Million and 00/100 Dollars ($11,000,000) ($1,000,000 CGL and $10,000,000 Umbrella) or such other amount required by Franchisor against all claims which may be brought anywhere in the world for bodily injury, death or damage to property of third persons, which insurance shall among other risks include coverage against liability arising out of the ownership or operation of motor vehicles, as well as coverage in the said amount against all claims brought anywhere in the world arising out of alleged (a) assault or battery; (b) false arrest, detention, or imprisonment or malicious prosecution; (c) libel, slander, defamation, or violation of the right of privacy; or (d) wrongful entry or eviction. In no event shall Owner provide less coverage than that required by Franchisor or the Loan Documents. Owner shall pay all premiums on the insurance required under this paragraph of this Article XII, but the cost thereof shall be an Operating Expense.

The liability insurance indicated in the previous paragraph shall provide the following minimum coverages:

1.	Comprehensive General Liability including contractual liability, products/completed operation, independent contractors, personal injury, broad form property damage and extended bodily injury.

2.	Comprehensive Automobile Liability Insurance including coverage for owned, hired and non-owned automobiles.

In addition, Owner shall procure and maintain during the Operating Term such insurance as may be required by any franchise agreement for the Hotel, any ordinance, law or governmental regulation to be carried or maintained by Operator or Owner, in connection with the operation or maintenance of the Hotel or the construction, demolition, maintenance or repair of the Hotel; and (c) such other insurance in amounts as Owner in its reasonable judgment deems advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel.

Operator will maintain or cause to be maintained Workers’ Compensation Insurance and any insurance required by similar employee benefit acts, Employment Practices Liability Insurance, and any similar insurance required by the Franchisor or as may be required by law—against all claims which may be brought anywhere in the world for personal injury or death of any employee of Operator. Operator shall also maintain or cause to be maintained, as part of the Operating Expense, comprehensive crime insurance in an amount equal to at least One Million Dollars ($1,000,000), with limits for Employee Dishonesty, Forgery/Alteration, and Guest Property.

Operator shall promptly investigate all incidents causing potential damage or liability to Owner and will submit all required claims, reports or supporting documents to any insurance company providing applicable coverage.

All insurance shall be in such form and with such companies as shall be reasonably satisfactory to Operator and Owner, and shall satisfy all terms and conditions of any applicable franchise agreement. Owner shall provide such insurance coverage and limits as described above, or in accordance with the Owner’s franchise agreement, if applicable, whichever is greater. Such property damage policies shall provide that the loss, if any, payable thereunder shall be adjusted with and payable to Owner.

All other insurance shall be in the name of Owner, Operator, and such other of Operator’s affiliated companies as Operator shall specify, as the insured and shall contain riders and endorsements adequately protecting the interests of Operator and its subsidiaries and affiliates, as they may appear.

Certificates of all policies shall be delivered to Operator prior to the commencement of the Initial Operating Term and thereafter not less than ten (10) days prior to the expiration date of all policies of insurance that must be maintained under the terms of this Agreement.

Owner shall have all policies of insurance provide that Operator, and the Employer Affiliate, shall be a Named Insured. Owner assumes all risks in connection with the adequacy of any insurance and waives any claim against Operator or its subsidiaries and affiliates for any liability, cost or expense arising out of any uninsured claim, in part or in full, of any nature whatsoever, excluding gross misconduct or gross negligence.

Operator shall have all policies of insurance provide that Owner shall be an additional insured. Operator assume all risks in connection with the adequacy of any insurance and waives any claim against Operator or its subsidiaries or affiliates for any liability, cost or expense arising out of any uninsured claims, in part or in full, of any nature whatsoever, excluding gross misconduct or gross negligence. Certificates of all policies shall provide that they cannot be cancelled on less than thirty (30) days’ written notice to all insured and additional insured parties. All policies of Operator must be maintained through insurance companies licensed to do business in the state in which the Hotel is located, and rated A-/X or better in Best’s Insurance Guide. At Operator’s or Owner’s option, all or any of the foregoing insurance coverages may be provided by a blanket or other policy obtained by Operator or Owner, as the case may be.

Insurance premiums and any costs or expense with respect to the insurance or claims described in this Section XII shall be treated as an Operating Expense of the Hotel.

Operator shall maintain, at its sole expense, comprehensive general liability insurance and insurance against all property damages and bodily injury claims arising out of Operator’s indemnification obligations set forth in Article XX.

ARTICLE XIII

Owner to Pay Real and Personal Property Taxes

Owner shall pay, or direct Operator to pay, not less than ten (10) days prior to the dates the same become due and payable, with the right to pay the same in installments to the extent permitted by law, all real estate taxes, all personal property taxes, and all betterment assessments levied against the Hotel or any of its component parts. If Gross Operating Revenues and working capital are not sufficient to pay real and personal property taxes, Operator shall request additional funds as described in Article VI, and Owner shall provide additional funds to timely pay any and all taxes assessed. All real property and personal property taxes described in this Article XIII shall be treated as an Operating Expense of the Hotel.

Owner may, at its sole expense, contest the validity or the amount of any such tax or assessment, provided that such contest in no way jeopardizes Operator’s rights or continued performance of its services under this Agreement.

ARTICLE XIV

Damage or Destruction - Condemnation

If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Operating Term by fire, casualty or any other cause, Owner will at its own cost and expense and with due diligence, repair, rebuild, or replace the same so that after such repairing, rebuilding, or replacing, the Hotel shall be substantially the same as prior to such damage or destruction; provided that if the entire Hotel is destroyed, Owner may, at its sole discretion, elect not to rebuild the Hotel. If, in any of such event, Owner fails to undertake such work one hundred twenty (120) days after the fire or other casualty, or shall fail to complete the same diligently, or shall elect not to rebuild the Hotel, Operator may, at its sole discretion, terminate this Agreement by a written notice to Owner, effective within 15 days of the date it was sent. If thereafter at any time during the Operating Term hereof, Owner repairs, rebuilds, or replaces the Hotel, Operator may within sixty (60) days of the commencement of such repairing, rebuilding, or restoring or of written notice from Owner of its intention to repair, rebuild or replace the Hotel, reinstate this Agreement by written notice to Owner, subject to Owner’s consent in its sole discretion.

If the whole of the Hotel shall be taken or condemned in any eminent domain, condemnation compulsory acquisition or like proceeding by any competent authority or if such portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in Operator’s reasonable opinion, to use the remaining portion as a Hotel of the type and class immediately preceding such taking or condemnation, then the Operating Term shall terminate as of the date of such taking or condemnation.

ARTICLE XV

Title to Hotel

Owner covenants and agrees that it has, and that throughout the term of this Agreement it shall maintain, full ownership of the Premises and the building on which the Hotel is operated (the “Building”) and the appurtenances thereof (or if Owner’s right and interest in the Premises or the Building and appurtenances is derived through a lease or other agreement, then Owner agrees to keep and maintain said lease or other agreement in full force and effect throughout the term of the Agreement) and full ownership of the furniture and equipment, as well as operating equipment and operating supplies, used in the operation of the Hotel or added thereto during the Term, free and clear of all liens and encumbrances except those which do not materially affect the operation of the Hotel by Operator. Owner covenants that Operator, upon fulfilling its obligations hereunder, shall and may peaceably and quietly manage, and operate the Hotel during the Operating Term, in accordance with the terms and conditions hereof, and Owner will at its own expense undertake and prosecute and appropriate action, judicial or otherwise, to assure such peaceful and quiet possession by Operator. Owner further agrees that throughout the term of this Agreement it will pay, keep, observe, and perform all payments, terms, covenants, conditions and obligations required under any lease or other agreement or security instrument in respect of the Premises, the Building and appurtenances thereof or the furniture and equipment, operating equipment and operating supplies, used in connection with the operation of the Hotel or added thereto during the Term.

ARTICLE XVI

Events of Default

The following shall constitute events of default:

1.
The failure of Operator to pay any amount to Owner provided for herein, or the failure of Owner to pay any amount to Operator provided for herein, for a period of ten (10) days after notice of said failure;

2.	The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either Owner or Operator;

3.	The consent to any involuntary petition in bankruptcy by either Owner or Operator;

4.
The entering of an order, judgment, or decree by any court of competent jurisdiction, or the application of creditor, adjudicating either Owner or Operator a bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets;

5.
The failure of either Owner or Operator to perform, keep or fulfill any of the other covenants, undertakings, obligations, or conditions set forth in this Agreement in a material manner, and the continuance of any such default for a period of thirty (30) days after written notice to the other party of said failure.

In any such events of default, the non-defaulting party may give to the defaulting party notice of its intention to terminate the Operating Term after the expiration of a period of thirty (30) days from the date of such notice and, upon the expiration of such period, the Operating Term shall expire. The right to terminate granted hereunder shall not be in substitution of, but shall be in addition to, any and all rights or remedies for breach of contract granted by applicable provision of law. Notwithstanding the foregoing, no party shall be liable to the other for speculative or consequential damages.

ARTICLE XVII

Set-Off

Operator and Owner shall each have the right to set-off against any payments to be made to the other under any provisions of this Agreement and against all revenues of the Hotel, any and all liabilities of the other, or any of its affiliated or subsidiary companies.

ARTICLE XVIII

Notices

Any notice, statement, demand or other communication required to be given under the terms of this Agreement shall be in writing and delivered (a) by hand as evidenced by a receipt, (b) sent by certified or registered mail, return receipt requested, (c) sent by Federal Express or other similar receipted overnight delivery service, (d) sent by telecopy capable of verifying receipt to the telecopy numbers set for below, or (e) sent by receipted electronic mail to the electronic mail address set forth below, or at such other address, telecopy number or electronic mail address as from time to time designated by a party. Any such notice which is properly hand-delivered, sent by receipted overnight delivery service, transmitted by receipted telecopy, sent by U.S. mail, return receipt requested, or sent by electronic mail, delivery receipt requested, shall be deemed delivered on the date indicated on the receipt, if it is delivered on or before 5 p.m. on a business day, and if not, then on the next business day.

If to Owner:

•	LVP Metairie Holding Corp.
1985 Cedar Bridge Avenue, Suite 1
Lakewood, NJ 08701

•	With a copy to: Joseph E. Teichman, General Counsel

If to Operator:

•	Trans Inns Management, Inc.
31525 W. 12 Mile Road, Suite LL-1
Farmington Hills, MI 48334
Attn:   Daniel J. Vosotas
Telecopy:      248-489-4330
Electronic Mail:        dan.vosotas(a).transinns.com; maureen.nulty@transinns.com

ARTICLE XIX

Assignment by Operator

Operator shall have the right to assign all its right, title and interest under this Agreement to a subsidiary or affiliated company of Operator, provided that Operator or a subsidiary of Operator shall at all times own, directly or indirectly, at least fifty-one percent (51%) of each class of voting stock of said subsidiary or affiliate.

Operator shall also have the right to assign this Agreement to any successor or assignee of Operator which may result from any merger, consolidation or reorganization or to another corporation which acquires all or substantially all of the business and assets of Operator.

No assignment by Owner or Operator shall relieve it from any of its obligations hereunder.

ARTICLE XX

Indemnification

Owner shall indemnify, protect, hold harmless and defend Operator, the Employer Affiliate, affiliates of both, and all of their respective officers, directors, shareholders, employees and agents, from and against any claims, liabilities, liens, suits, judgments, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) occurring out of or by reason of this Agreement or otherwise arising in connection with the ownership, use, occupancy or operation of the Hotel, except Owner shall not be liable to Operator, its affiliates or subsidiaries, or Employer Affiliate for the gross negligence, willful misconduct or bad faith of Operator in the performance of its obligations under this Agreement.

Operator shall indemnify, protect, hold harmless and defend Owner, its affiliates, and all of its officers, directors, shareholders, employees and agents, from and against any claims, liabilities, liens, suits, judgments, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising solely from or attributable to any gross negligence, willful misconduct or fraud of Operator in the performance of its obligations under this Agreement. In no event shall Operator be liable to Owner or any third party for any claims, liabilities, liens, suits, judgments, damages, costs or expenses arising out of any action, omission, negligence or willful misconduct of the employees or personnel of the Hotel or the Employer Affiliate.

Notwithstanding any other provisions of this Agreement, in no event shall Owner make any claim against Operator, or its affiliates or subsidiaries, or the Employer Affiliate, or their respective officers, directors, shareholders, employees or agents on account of any alleged errors of judgment made in good faith and in Operators reasonable business judgment, in connection with the operation of the Hotel hereunder by Operator.

ARTICLE XXI

Miscellaneous

1.	The words “Fiscal Year” as used in this Agreement shall mean the calendar year.

2.
Owner and Operator shall execute and deliver all other appropriate supplement agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties. Except as otherwise provided herein, any fees or expenses incurred in connection therewith shall be borne by Owner.

3.	The headings of the titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

4.	The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any further occasion.

5.
This Agreement shall be binding upon and inure to the benefit of Owner, its successors and/or permitted assigns, and shall be binding upon and inure to the benefit of Operator, its affiliates, and subsidiary companies and all of their permitted assigns.

6.
Operator shall act as an independent contractor in performance of this Agreement. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator.

7.	This Agreement may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one Agreement after each party has signed such counterpart.

ARTICLE XXII

Entire Agreement; Reliance; Amendments.

This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof, oral or written. Owner and Operator hereby represent that in entering into this Agreement, Owner and Operator have not relied on any projection of earnings, statements as to the possibility of future success or other similar matter which may have been prepared by Operator or Owner and understands that no guarantee is made or implied by Operator or Owner as to the results. This Agreement shall not be amended except in writing signed by both parties.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Operator and Owner have duly executed this Agreement the day and year first above written.

ATTEST:	TRANS INNS MANAGEMENT, INC.

/s/ M. Poteze-Bill	By:	/s/ Daniel J. Vosotas
Daniel J. Vosotas, CHA,
President

ATTEST:	LVP METAIRIE HOLDING CORP.

/s/ Victoria Dang Kelly	By:	/s/ Joseph E. Teichman
Joseph E. Teichman
Secretary